Exhibit 10.14

General Distribution Agreement

(Party A) General Distributor: Harbin Kangliang Technology Innovation Co., Ltd.

(Party B) Manufacturer:

Based on equality, voluntariness and mutual benefit, Parties A and B have signed this Agreement after friendly negotiation. Agreement for mutual compliance.

I. General Distribution Products

1. Party A sells the grain investment craftsmanship products processed by Party B. The ownership and sales rights of the products belong to Party A. The production and delivery of relevant products will be completed in accordance with the provisions of this agreement. (See the attachment for detailed product specifications and requirements.)

2. Party B shall provide Party A with a qualified business license, tax registration certificate, cosmetics production license, product inspection certificate and other certificates that a manufacturer should have.

3. The specific contents of Party B’s processing products are: according to Party A’s order, complete the purchase and packaging of series products Material storage, raw material procurement, processing, filling, labeling, packaging, shipping and other related work sequence.

4. The materials, patterns, logos, etc. of the inner and outer packaging of the products shall be determined by both parties before Party B can produce or purchase them in batches.

II. Ordering Method

1. Party A shall send an electronic order to Party B, specifying the type, quantity, price, Technical quality requirements, delivery time, delivery location, etc. If Party B has any objection to the order, it shall raise it on the same day. Otherwise, the production and delivery of this order should be completed within the date specified in the order.

2. Unless both parties agree, Party A cannot cancel the order after Party B confirms to accept the order, and Party B’s orders must be strictly fulfilled.

3. After both parties confirm the order, if Party A unilaterally terminates the confirmed order or refuses to accept the goods, Party A shall bear the liability for breach of contract.

4. Party B shall properly pack the products and deliver them to the place designated by Party A (in Guangzhou) as required, and Party A shall responsible for product acceptance. Party B shall bear the freight and risks in transit within Guangzhou. For deliveries outside Guangzhou, Party A shall either pick up the goods or have Party B arrange delivery, with relevant costs borne by Party A. If Party B arranges the consignment for Party A, the risk will be borne by Party A when the goods are handed over to the long-distance carrier. If Party A needs to arrange transportation insurance, Party B can do it on Party A’s behalf. If the goods are damaged due to the carrier’s fault, Party B shall assist Party A in seeking compensation. If Party B fails to exercise reasonable care in selecting a carrier (for example, Party B selects a carrier who does not have a business license and carrier qualifications), the relevant responsibilities of the carrier shall be borne by Party B.

5. The delivery list shall be in duplicate and shall be signed by the persons in charge of this contract or the persons designated by both parties. Valid, Party A and Party B each hold a copy as a voucher for payment settlement.

III. Product Quality Assurance

1. The products, packaging and labels processed by Party B must comply with national laws, regulations and standards. Otherwise, the administrative penalties and all losses caused shall be borne by Party B.

2. Party B must strictly follow the relevant national cosmetic safety standards and the national process regulations. The product processing is carried out by Party B, who is responsible for the product quality during the processing and provides the factory inspection report, product quality insurance, and third-party testing reports according to the relevant requirements of the regulatory authorities. All losses and legal liabilities arising from product quality issues shall be borne by Party B.

3. Party B shall ensure strict implementation of the product formula. Party B shall ensure that the product formula complies with national laws and regulations. There is no illegal addition to the product (including illegal additives, and other illegal additions, breach of contract additions). Any violations resulting in losses or legal liabilities, including administrative or criminal penalties, shall be borne solely by Party B. Party B shall compensate Party A double for any losses incurred as a result.

4. Party B shall assume sole responsibility for any non-human quality issues occurring during the sales or post-sale periods. Party A shall be compensated for any associated losses.

5. Party B guarantees that the materials, appearance, and quality of different product batches will match the sealed samples, allowing for minor deviations due to raw material characteristics, provided such deviations do not affect the product’s efficacy.

6. Party B shall package the products according to the packing standards mutually agreed upon by the Parties. Labels indicating the product name and quantity shall be affixed as per Party A’s requirements.

IV. Account Settlement

1. Payment terms shall be as specified in the annexed quotation or specific order.

Payment settlement method: Party A shall pay 30% of the order value as an advance payment within three (3) days of placing the order. Upon completion of production, Party B shall notify Party A, who shall arrange for shipment within seven (7) days. Party A shall inspect the goods within three (3) working days of receipt and pay the remaining 70% balance within seven (7) working days after acceptance. If Party A fails to notify Party B of the shipment within 7 days, Party A shall also pay Party B 70% within 7 working days.

Balance payment: Party A has the right to deduct the liquidated damages and losses caused by late delivery and product quality from the payment.

2. The quantity of each product batch produced by Party B shall not exceed a variance of ±3% from the purchase quantity specified by Party A. If this range is exceeded, Party A has the right to refuse acceptance of the excess portion. If Party A agrees to accept the excess, payment shall be settled based on the actual quantity received.

V. Warehouse Storage

1. During the production of each batch, Party B provides Party A with free storage for finished products for 15 days. The delivery date shall be from the date when Party B notifies Party A of the delivery.

2. If storage exceeds this free period, Party A shall pay a storage fee of RMB 30 per square meter per month.

3. If Party A fails to pick up the goods within one (1) month of notification, Party B shall issue a written reminder. If Party A does not collect the goods within seven (7) days after receiving the reminder, Party B may treat the goods as unclaimed, and any proceeds shall be offset against outstanding payments, with costs borne by Party A.

VI. Rights and Obligations of Both Parties

Party A’s rights and obligations:

1. Place orders with Party B for the processing of grain investment craftsmanship products and make payments as agreed.

2. Provide Party B with Party A’s production authorization or sales production procedures, trademark registration certificate and other relevant legal documents.

3. Notify Party B in a timely manner of any modifications to product specifications, quantities, or other details, and facilitate adjustments where conditions permit.

4. Inspect and supervise Party B’s production processes to ensure compliance with agreed standards and provide feedback for corrections. Party B shall make corrections.

5. Party A shall accept the goods in accordance with relevant national laws and regulations and the standards and requirements determined by Party A and Party B. After inspection, Party B shall still be responsible for the quality of the products, except for those that have deteriorated due to Party A’s poor storage or other reasons.

6. If there are random inspections or anti-counterfeiting complaints from industrial and commercial departments during the cooperation period, such as product quality and filing Party B will be responsible for handling any violations of corporate standards, product packaging labels, etc.

Party B’s rights and obligations:

1. Carry out the production activities of this contract in accordance with Party A’s requirements and national regulations and standards .

2. Party B shall ensure that the delivery is completed on time, otherwise it shall bear the liability for breach of contract.

3. Party B shall provide Party A’s personnel with convenience and assistance in monitoring the production process.

4. Party B shall strictly abide by Party A’s commercial secrets and shall not disclose the price, product formula and other information of the products under this contract to any third party. Production process, etc. The exclusive right to use the formula belongs to Party A.

5. Party B’s production conditions, production links and products shall comply with the Product Quality Law, Production and Operation Supervision and Management Measures, Cosmetics Label Management Measures, and other relevant laws and regulations. If there are any problems with the safety or quality of the product, Party B shall bear all the losses incurred thereby.

6. Party B’s samples must meet Party A’s satisfaction, and Party A’s consent is required before mass production can begin. Both parties reiterate: Party B’s production shall be carried out in accordance with the formula agreed upon by both parties. The formula shall not be changed without the consent of Party A. If the product does not conform to the formula, all losses arising therefrom shall be borne and compensated by Party B.

VII. Liability for Breach of Contract and Termination of Agreement

1. After the termination of the agreement, Party A and Party B must settle the products and payment within one month after the termination of the agreement.

2. If Party B discloses the price of the products under this contract to any third party, it shall compensate Party A RMB 1 million. If any other losses are incurred to Party A as a result, full compensation shall also be paid.

3. Party A is the global general distributor of the series of grain investment products produced by Party B and enjoys the exclusive sales rights. Party B shall not sell to any third party except Party A. If Party B sells to any third party, all losses caused to Party A shall be borne by Party B.

4. If Party B discloses the product formula to any third party, uses this product formula or a similar formula for their own production without authorization, or allows any third party to use this contract’s product formula or a similar formula to produce products, any of these actions will result in Party B compensating Party A with RMB 1,000,000. If Party A incurs additional losses, Party B shall fully compensate Party A.

5. For the products entrusted by Party A to Party B for production, Party B shall add ingredients according to the quantities agreed upon by both parties. If Party B cuts corners, affecting the product quality, Party B shall pay Party A a penalty of RMB 1,000,000 for breach of contract and bear all resulting losses to Party A. Party A reserves the right to terminate the contract and hold Party B accountable for breach of contract.

6. For the products delivered by Party B to Party A, if the following quality issues occur within the warranty period due to Party B:

(i) Product deterioration, off-flavor, abnormal discoloration, turbidity, or sedimentation: If such problems occur in no more than 3 boxes per 100,000 boxes (including 3 boxes, where each “box” refers to an individual retail package), Party B shall compensate 60 boxes per instance.

(ii) Errors in packaging, such as incorrect, missing, or insufficient packaging: If such issues occur in no more than 3 boxes per 100,000 boxes (including 3 boxes, where each “box” refers to an individual retail package), Party B shall compensate 60 boxes per instance. From the fourth box where problems occur, Party A has the right to terminate the contract immediately. If the quality issues are caused by improper storage or transportation by Party A, Party A shall bear the responsibility. Where additional provisions are specified in the annex, the annex shall prevail.

The above agreement does not relieve Party B from relevant legal responsibilities due to product quality issues.

7. If Party A and Party B are unable to perform the contract due to force majeure, they will be exempted from liability. The party to a force majeure event shall promptly notify the other party of the event and shall do its utmost to avoid losses.

8. If Party A delays payment for more than 10 days, Party B may terminate the contract, and Party A shall pay Party B according to the following for each day of delay: 5% of the total amount of this order per day to compensate Party B for losses. If Party B delays delivery for more than 10 days, Party A Party B has the right to terminate the contract, and for each day of delay, Party B shall compensate Party A for losses at 5% of the order price.

9. Party B has other products with serious quality problems (causing Party A losses of more than RMB 100,000 or causing defects social impact, reputation impact), Party A has the right to terminate the contract.

10. After the contract is terminated, the breaching party shall compensate the performing party for all economic losses except those stipulated in this contract.

In addition to the above-mentioned liability for breach of contract, any party that breaches the contract shall also bear other losses caused by the breach of contract (including but not limited to litigation fees, preservation fees, guarantee fees, attorney fees, etc.).

VIII. Term of the Agreement

This agreement shall come into effect after being stamped by both parties. The appendices to this contract and all previous orders shall be deemed as part of this agreement. The agreement is valid from April 8, 2024 to April 7, 2027.

IX. Dispute Settlement

Any disputes arising from this Agreement shall be resolved through friendly negotiations. If negotiations fail, disputes shall be submitted to the local People’s Court where the plaintiff resides.

(No text below)

Party A: Harbin Kangliang Technology Innovation Co., Ltd.

Legal representative/authorized representative:

Party B:

Legal representative/authorized representative:

Signing date: